NEWS RELEASE
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HomeStreet Inc. Announces Departure of Chief Financial Officer

Seattle, WA - March 28, 2017 - HomeStreet, Inc. (the “Company”) (Nasdaq: HMST), the parent company of HomeStreet Bank, today announced that Melba Bartels, Senior Executive Vice President and Chief Financial Officer, has given notice that she will be leaving the Company effective April 23, 2017 to pursue another opportunity in the industry.

“After much consideration I have made the decision to leave HomeStreet to pursue another opportunity as the Chief Financial Officer of BECU,” said Ms. Bartels. “I have great respect for the leadership and management of HomeStreet and all of the employees with whom I worked, and enjoyed my time with the Company. I will continue to wish HomeStreet and all of the directors, officers and employees of HomeStreet the very best.”

President and Chief Executive Officer Mark Mason, speaking for himself and on behalf of the Company, said, “We are very sad to see Melba leave. She has been a great addition to our team and will be sorely missed, but we wish her all the best in her new endeavor.”

The Company will announce plans to fill the Chief Financial Officer on an interim basis in the near term, and will be conducting a nationwide search to find a replacement for Ms. Bartels.

About HomeStreet, Inc.

Now in its 97th year, HomeStreet, Inc. (Nasdaq: HMST) is a diversified financial services company headquartered in Seattle, Washington, and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured commercial bank. HomeStreet offers consumer, commercial and private banking services, investment and insurance products and originates residential and commercial mortgages and construction loans for borrowers located in the Western United States and Hawaii. The bank has consistently received an “outstanding” rating under the federal Community Reinvestment Act (CRA).

HomeStreet, Inc.
Media:
Shawn McWashington, 206-753-3757
shawn.mcwashington@homestreet.com

or

Investor Relations:
Gerhard Erdelji, 206-515-4039
gerhard.erdelji@homestreet.com

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